Exhibit 3(gg)

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

LUMINANT GENERATION COMPANY LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Luminant Generation Company LLC (the “Company”), dated this 15th day of September, 2011, is entered into by Luminant Holding Company LLC, a Delaware limited liability company, as the sole member of the Company (the “Member”), for the purpose of governing the affairs of the Company.

WHEREAS, the Member entered into a Limited Liability Company Agreement for the Company on October 9, 2007 (the “Original Agreement”); and

WHEREAS, this Agreement amends and restates the Original Agreement in all respects, and constitutes the governing instrument of the Company.

ARTICLE I

LIMITED LIABILITY COMPANY

Section 1.1 Name. The name of the limited liability company is Luminant Generation Company LLC.

Section 1.2 Principal Business Office. The principal business office of the Company shall be located at 1601 Bryan Street, Dallas, Texas 75201, or such other location as may hereafter be determined by the Company.

Section 1.3 Registered Office. The address of the registered office of the Company in the State of Texas is c/o CT Corporation System, 50 N. St. Paul Street, Suite 2900, Dallas, Texas 75201.

Section 1.4 Registered Agent. The name of the registered agent of the Company for service of process on the Company in the State of Texas is CT Corporation System.

Section 1.5 Foreign Qualifications. An officer of the Company shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any foreign jurisdiction in which the Company may wish to conduct business.

Section 1.6 Purpose. The purpose of the Company is to engage in any lawful business or activity for which a limited liability company may be organized under the Texas Business Organizations Code, as amended from time to time (the “Code”).

Section 1.7 Powers. The Company (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 1.6 and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Code.

Section 1.8 Capital Contributions. The Member has made certain capital contributions to the Company, and may make such other capital contributions to the Company as it may determine appropriate in its sole discretion. The provisions of this Agreement, including this Section 1.8, are intended solely to benefit the Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Member shall have no duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 1.9 Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member; provided, however, that no allocation of any loss to the Member shall create any obligation on the Member to make any capital contribution to the Company to offset such loss (or otherwise), the Member having no obligation to make any such capital contribution, as provided in Section 1.8 above.

Section 1.10 Distributions. Distributions in any form, including cash or other assets, shall be made to the Member at the times and in the aggregate amounts determined by the Board of Managers. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to any Member on account of its interest in the Company if such distribution would violate the Code or any other applicable law.

Section 1.11 Other Business. The Member and any Affiliate of the Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

When used in this Agreement, “Affiliate” means, with respect to any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association joint-stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, or any governmental authority (“Person”), any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person, and “Control” means the possession, directly or indirectly, or the power to direct or cause the direction, of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

ARTICLE II

MANAGEMENT

Section 2.1 Board of Managers.

(a) Management of the Company shall be vested in a Board of Managers. The Board of Managers shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by managers of a limited liability company under the laws of the State of Texas. The number of managers shall be determined from time to time by the Member or the resolution of the Board of Managers. The Member hereby designates David A. Campbell and Paul M. Keglevic as the Managers.

(b) Vacancies on the Board of Managers from whatever cause shall be filled by the remaining managers or, if there be none, by the Member. Managers shall serve until they resign or are removed. Managers may be removed with or without cause by the Member.

(c) The Board of Managers of the Company may hold meetings, both regular and special, within or outside the State of Texas. Regular meetings of the Board of Managers may be held without notice at such times and at such places as shall from time to time be determined by the Board of Managers. Special meetings of the Board of Managers may be called by the Chairman of the Board, if any, or by the President on not less than twenty-four (24) hours notice to each Manager by telephone, facsimile, mail, telegram or any other means of communication, and special meetings shall be called by the President or the Secretary in like manner and with like notice upon the written request of any one or more of the Managers.

(d) At all meetings of the Board of Managers, a majority of the Managers shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement, the act of a majority of the Managers present at any meeting at which there is a quorum shall be the act of the Board of Managers. If a quorum shall not be present at any meeting of the Board of Managers, the Managers present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board of Managers or of any committee thereof may be taken without a meeting if at least a majority of the members of the Board of Managers or such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Managers or such committee and a copy of such writing or writings is promptly furnished to any member of the Board of Managers or such committee, as the case may be, who did not sign such writing or writings.

(e) No contract or transaction between the Company (or its subsidiaries) and one or more of its Managers or officers, or between the Company (or its subsidiaries) and any other company, corporation, partnership, association, or other organization in which one or more of its Managers or officers, are directors, managers, partners or officers (or serve in a similar capacity), or have a financial interest, shall be void or voidable solely for this reason, or solely because the Manager or officer is present at or participates in the meeting of the Board of Managers or committee which authorizes the contract or transaction, or solely because any such Manager’s or officer’s votes are counted for such purpose, if:

(i) The material facts as to the Manager’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Managers or the committee, and the Board of Managers or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested Managers, even though the disinterested Managers be less than a quorum; or

(ii) The material facts as to the Manager’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Member, and the contract or transaction is specifically approved in good faith by the Member; or

(iii) The contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified, by the Board of Managers, a committee or the Member.

(f) Interested Managers may be counted in determining the presence of a quorum at a meeting of the Board of Managers or of a committee which authorizes the contract or transaction.

(g) The Managers, or any committee designated by the Board of Managers, may participate in a meeting of the Board of Managers, or of such committee, by means of telephone conference or similar communications equipment, and such participation in a meeting shall constitute presence in person at such meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

(h) The Board of Managers may, with the unanimous approval of the Managers, designate one or more committees, with each committee to consist of one or more of the Managers of the Company. The Board of Managers may, with the unanimous approval of the Managers, designate one or more Managers as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. Any such committee, to the extent provided in the resolution of the Board of Managers, shall have and may exercise all of the powers and authority of the Board of Managers in the management of the business and affairs of the Company. Each committee shall have such name as may be determined from time to time by resolution adopted by the Board of Managers. Each committee shall keep regular minutes of its meetings and report the same to the Board of Managers when required by the Board of Managers.

Section 2.2 Officers; Delegation. The Company shall have such officers and employees as are designed within this Agreement or as subsequently designed by the Board of Managers. The Board of Managers may, from time to time as they deem advisable, appoint officers and assign titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. Unless the Board of Managers decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Code, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 2.2 may be revoked at any time by the Member or Board of Managers.

Section 2.3 Limitation of Liability. Except as otherwise expressly provided by the Code, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and no (a) Member or Affiliate of a Member or their respective members, officers, directors, employees, agents, stockholders or partners, (b) Manager, officer, employee or agent of the Company or (c) Person who serves on behalf of the Company as a partner, manager, member, officer, director, employee or agent of any other entity (collectively, with all such Persons that are or have been, at any time from and after the date of formation of the Company, among the Persons listed in subsections (a), (b) or (c), the “Covered Persons”) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

(a) The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of the Company or its affairs under this Agreement or the Code shall not be grounds for imposing personal liability on any Covered Person for liabilities of the Company.

(b) Such protections from personal liability shall apply to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide greater or broader indemnification rights than such law permitted the Company to provide prior to such amendment).

(c) To the extent that, at law or in equity, a Covered Person or any other person has duties (including fiduciary duties) to the Company or to another Member or Manager or to another person that is a party to or is otherwise bound by this Agreement, those duties are hereby eliminated to the fullest extent allowed under Texas law and the Code. All liabilities for breach of contract and breach of duties (including fiduciary duties) of a Covered Person or any other person to the Company or to another Member or Manager or any other person that is a party to or is otherwise bound by this Agreement are hereby eliminated to the fullest extent allowed under Texas law and the Code. The elimination of duties and liabilities set forth in this Section 2.3(c) shall be deemed to apply from and after the formation of the Company.

ARTICLE III

MEMBERS

Section 3.1 Sole Member. The Member is the sole member of the Company. The mailing address of the Member is: 1601 Bryan Street, Dallas, Texas 75201. The Company has issued all of the limited liability company interests in the Company to the Member. Additional members may be admitted only by written amendment of this Agreement, executed by the Member.

Section 3.2 Assignments. The Member may assign in whole or in part its limited liability company interests in the Company. If the Member transfers all of its interests pursuant to this Section 3.2 the transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

Section 3.3 Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Member.

Section 3.4 Resignation. A Member may resign from the Company with the written consent of all of the Members. If a Member is permitted to resign pursuant to this Section 3.4, an additional member of the Company shall be admitted to the Company, subject to Section 3.3, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

ARTICLE IV

DISSOLUTION

Section 4.1 Events of Dissolution.

(a) The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the retirement, resignation or dissolution of the last remaining Member or the occurrence of any other event which terminates the continued membership of the last remaining Member in the Company unless the business of the Company is continued in a manner permitted by the Code or (ii) the entry of a decree of judicial dissolution under the Code.

(b) Except to the extent set forth in Section 4.1(a) of this Agreement, the occurrence of any event that terminates the continued membership of a Member in the Company shall not cause the dissolution of the Company, and, upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(c) The bankruptcy of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(d) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in the Code.

ARTICLE V

INDEMNIFICATION

Section 5.1 Right to Indemnification. Subject to the limitations and conditions as provided in this Article V, each Covered Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action or other proceeding, whether civil, criminal, administrative, arbitrative or investigative, or any appeal in such a proceeding or any inquiry or investigation that could lead to such a proceeding (hereafter a “Proceeding”), by reason of any actions or omissions or alleged acts or omissions of such Covered Person relating to the Company, shall be indemnified by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, attorneys’ fees) (all collectively the “Indemnification Amounts”) actually incurred by such Covered Person at the time any such Indemnification Amounts are incurred in connection with such Proceeding. Indemnification under this Article V shall continue as to a Covered Person who has ceased to serve in the capacity which initially entitled such Covered Person to indemnity hereunder. Without limiting the generality of the foregoing, it is expressly acknowledged that the indemnification provided in this Article V could involve indemnification for negligence or under theories of strict liability.

Section 5.2 Limitation on Indemnification. Subject to applicable law, notwithstanding any language in this Article V to the contrary, in no event shall any Person be entitled to indemnification pursuant to this Article V if it is established or admitted either (a) in a final judgment of a court of competent jurisdiction or (b) by such Person in any affidavit, sworn statement, plea arrangement or other cooperation with any government or regulatory authority that the Person’s acts or omissions that would otherwise be subject to indemnification under this Article V constituted fraud.

Section 5.3 Advancement of Expenses. The right to indemnification conferred in this Article V shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a Covered Person of the type entitled to be indemnified above who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding, without any determination as to such Covered Person’s ultimate entitlement to indemnification under, upon receipt of a written affirmation by such Covered Person of such Covered Person’s good faith belief that such Covered Person has met the standard of conduct necessary for indemnification under applicable law and this Article V and a written undertaking by or on behalf of such Covered Person to repay all amounts so advanced if it shall ultimately be determined that such Covered Person is not entitled to be indemnified by the Company under this Article V or if such indemnification is prohibited by applicable law.

Section 5.4 Appearance as a Witness. Notwithstanding any other provision of this Article V, the Company may pay or reimburse expenses incurred by a Covered Person in connection with his or her appearance as a witness or other participation in a Proceeding at a time when such Covered Person is not a named defendant or respondent in the Proceeding.

Section 5.5 Non-exclusivity of Rights. The indemnification and advancement and payment of expenses provided by this Article V shall not be deemed exclusive of any other rights to which a Covered Person indemnified pursuant to this Article V may have or hereafter acquire under any law (common or statutory), provision of this Agreement, any agreement or otherwise.

Section 5.6 Contract Rights. The rights granted pursuant to this Article V shall be deemed to be contract rights, and no amendment, modification or repeal of this Article V shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal.

Section 5.7 Insurance. The Company may purchase and maintain insurance or another arrangement, at its expense, on behalf of itself, any Covered Person, any Manager, officer,

employee or agent of the Company, or any Person who serves on behalf of the Company as a partner, manager, member, officer, director, employee or agent of any other entity against any liability, expense or loss, whether or not the Company would have the power to indemnify such Person against such liability, expense or loss under the provisions of this Article V.

Section 5.8 Savings Clause. If this Article V or any portion of this Agreement shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person indemnified pursuant to this Article V as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, to the fullest extent permitted by any applicable portion of this Article V that shall not have been invalidated and to the fullest extent permitted by applicable law.

Section 5.9 Consultation with Counsel. The right to indemnification conferred in this Article V on any Covered Person shall include the right to consult with legal counsel, financial advisors and accountants selected by such Covered Person, and any act or omission suffered or taken by such Covered Person on behalf of the Company or in furtherance of the interests of the Company in good faith in reliance upon and in accordance with the advice of such counsel, financial advisors or accountants will be full justification for any such act or omission, and each such Covered Person will be fully protected in so acting or omitting to act; provided that such counsel, financial advisors or accountants were selected with reasonable care.

Section 5.10 Other Indemnities.

(a) The Company acknowledges and agrees that the obligation of the Company under this Agreement to indemnify or advance expenses to any Covered Person for the matters covered thereby shall be the primary source of indemnification and advancement of such Covered Person in connection therewith and any obligation on the part of any Covered Person under any Other Indemnification Agreement to indemnify or advance expenses to such Covered Person shall be secondary to the Company’s obligation and shall be reduced by any amount that the Covered Person may collect as indemnification or advancement from the Company. If the Company fails to indemnify or advance expenses to a Covered Person as required or contemplated by this Agreement, and any Person makes any payment to such Covered Person in respect of indemnification or advancement of expenses under any Other Indemnification Agreement on account of such Unpaid Indemnity Amounts, such other Person shall be subrogated to the rights of such Covered Person under this Agreement in respect of such Unpaid Indemnity Amounts.

(b) The Company, as an indemnifying party from time to time, agrees that, to the fullest extent permitted by applicable law, its obligation to indemnify Covered Persons under this Agreement shall include any amounts expended by any other Person under any Other Indemnification Agreement in respect of indemnification or advancement of expenses to any Covered Person in connection with any Proceedings to the extent such amounts expended by such other Person are on account of any Unpaid Indemnity Amounts.

“Other Indemnification Agreement” means one or more certificate or articles of incorporation, by-laws, limited liability company operating agreement, limited partnership agreement and any other organizational document, and insurance policies maintained by any Member or Manager or Affiliate thereof providing for, among other things, indemnification of and advancement of expenses for any Covered Person for, among other things, the same matters that are subject to indemnification and advancement of expenses under this Agreement.

“Unpaid Indemnity Amounts” means any amount that the Company fails to indemnify or advance to a Covered Person as required by Article V of this Agreement.

For purposes of this Article V, the term “Company” shall include any predecessor of the Company and any constituent entity (including any constituent of a constituent) absorbed by the Company in a consolidation or merger; the term service “on behalf of the Company” shall include service as an officer, Manager, Member or employee of the Company which imposes duties on, or involves services by, such officer, Manager, Member or employee with respect to an employee benefit plan, its participants or beneficiaries; any excise taxes assessed on a Person with respect to an employee benefit plan shall be deemed to be indemnifiable expenses; and action by a Person with respect to an employee benefit plan which such Person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Company.

ARTICLE VI

EXCULPATION

Section 6.1 Exculpation. To the fullest extent permitted by applicable law, no Covered Person shall be liable or accountable in damages or otherwise to the Company or to any Member for any loss or liability arising from any act or omission of such Covered Person relating to the Company unless, and only to the extent that, such act or omission constituted fraud.

ARTICLE VII

GENERAL PROVISIONS

Section 7.1 Amendment. This Agreement may not be modified, altered, supplemented or amended except by written instrument signed by the Member.

Section 7.2 Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas.

Section 7.3 Benefits of Agreement; No Third-Party Rights. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of any Member. Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third person.

Section 7.4 Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 7.5 Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to subject matter hereof.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement effective as of the 15th day of September, 2011.

MEMBER:

LUMINANT HOLDING COMPANY LLC

By:	/S/ BETTY R. FLESHMAN
Betty R. Fleshman
Assistant Secretary

SIGNATURE PAGE TO

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF

LUMINANT GENERATION COMPANY LLC